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                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Temple-Inland Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 1996, with respect to the consolidated financial statements of Temple-Inland Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December, 30, 1995 and our report dated March 20, 1996, with respect to the related financial statement schedule included in the Annual Report (Form 10-K) for the year ended December 30, 1995, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Houston, Texas
February 17, 1997